Exhibit 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

January 29, 2009

United Community Bank, Inc.
63 Highway 515
Blairsville, Georgia  30512

Ladies and Gentlemen:

We have acted as counsel to United Community Bank, Inc., a Georgia corporation (the ”Company”), in connection with the potential resale from time to time by certain securityholders of the Company (the “Selling Securityholders”), pursuant to Rule 415 of the Securities Act of 1933, as amended, of the following securities of the Company: (i) 180,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”); (ii) a Warrant dated December 5, 2008 (the “Warrant”) to purchase up to 2,149,106 shares of common stock, $1.00 par value per share (“Common Stock”) at an exercise price of $12.56 per share; and (iii) the 2,149,106 shares of Common Stock underlying the Warrant (the “Warrant Shares”; and together with the Series B Preferred Stock and the Warrant, the “Securities”) pursuant to its registration statement on Form S-3 (File No. 333-155377) filed by the Company with the Securities and Exchange Commission (the “Commission”), on November 14, 2008, as amended on January 29, 2009 (as amended, the ”Registration Statement”).  The Securities were issued pursuant to a Letter Agreement, dated December 5, 2008 (including the schedules thereto, the “Letter Agreement”), and the related Securities Purchase Agreement – Standard Terms (the “Standard Terms”; together with the Letter Agreement, the “Purchase Agreement”), between the Company and the United States Department of the Treasury.

In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Securities as we deemed relevant or necessary for the opinion expressed herein, including the Purchase Agreement, the Warrant, and resolutions of the Board of Directors of the Company adopted on October 23, 2008 [JN – confirm we have a copy of what was finally approved in our file and that this is the correct date.].  In addition, we have examined the Registration Statement and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion.

Letter to United Community Banks, Inc.
January 29, 2009

With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation.  With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.  We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the resale of any Securities; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Securities offered thereby or any Selling Securityholders; (iii) all Securities will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement; and (iv) at the time of the offering, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities.

Based on and subject to the foregoing, it is our opinion that the Preferred Stock and the Warrant and, upon exercise in accordance with the Warrant, the Warrant Shares, to be sold by the Selling Securityholders, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the Preferred Stock and the Warrant and, upon exercise in accordance with the Warrant, the Warrant Shares, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to the laws of the State of Georgia and any federal laws of the United States of America, and we do not express any opinion herein concerning any other law.  This opinion letter is provided solely for your benefit in connection with the offer and sale of the Shares and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the prospectuses constituting a part of the Registration Statement.

KILPATRICK STOCKTON LLP

By:	/s/ James W. Stevens
James W. Stevens, a Partner